Exhibit 99.1

TN-K ENERGY ANNOUNCES RESULTS OF DRILLING OPERATIONS

Crossville, TN -- (GlobeNewswire)—January 26, 2010—TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that the drilling operations are now complete on the Todd Anderson Well # 1 in Clinton County, Kentucky.

The company announces that gas was struck in the Granville formation at 730 feet and oil was struck in the Wells Creek formation at 1,780 feet.  Both the oil and gas strikes looked very promising. The company is now in the process of completing and testing the well.

“We are very excited about this strike,” said Ken Page, the company’s President.  “It seems to have proven that we have both oil and gas in commercial quantities on the Todd Anderson lease in which the company has approximately 10 to 12 more locations to be drilled.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

###